EXHIBIT 10.1
InterDigital
Annual Employee Bonus Plan
Purpose
This Annual Employee Bonus Plan (“Plan”) is designed to provide an effective means to motivate and compensate eligible employees, on an annual basis, through cash and/or stock award bonuses based on the achievement of business and individual performance objectives during each calendar year (“Plan Year”). The Plan is intended to be the Company’s primary vehicle for the granting of bonuses. However, the Company may, in certain limited circumstances, grant bonuses outside of this Plan, in the sole discretion of the Company.
The compensation contemplated under this Plan is considered “pay for performance,” in that any payout under the Plan is subject to the achievement of specific performance goals by the Company and by each individual during the Plan Year. The Company believes that such compensation can be a highly effective form of compensation that can enhance the employer-employee “stakeholder” relationship. In addition, the Company hopes that by providing short-term incentive compensation, the Company will motivate and increase the retention rate among its employees, which, in turn, will enhance the Company’s long-term value.
Who Is Eligible?
All regular full-time or part-time employees 1 will be eligible to receive a bonus under the Plan, unless an employee: (i) is not working actively at the time of the payout of the bonus or at least as of March 15th of the year following the end of the Plan Year (unless such person was involuntarily terminated other than for intentional wrongdoing after the end of the Plan Year, but before the bonus was paid), (ii) was working actively for the Company for less than ninety (90) days during the Plan Year, (iii) received an individual performance appraisal rating of less than “2.75” (Meets Job Requirements) for the Plan Year, or (iv) was involuntarily terminated for unsatisfactory performance or misconduct, such determination to be made in the C.E.O.’s sole discretion (or the Compensation Committee in the case of Section 16 Officers) based upon documented or other objective substantiation.
The Compensation Committee may grant exceptions to the above eligibility criteria in its sole discretion. The Chief Administrative Officer may grant exceptions to the above eligibility criteria for non-executive employees who have worked through the end of the third quarter of a Plan Year, provided, however, that any bonus so awarded may not exceed $25,000. In addition, employees who meet the eligibility requirements set out above but were not regular full-time or part-time employees for the full Plan Year will be paid any bonus on a pro rata basis. The pro rata amount will be calculated based on the employee’s income, i.e., base salary / regular pay and other eligible earned income, if applicable, paid during the Plan Year.
How Does the Plan Work?
Each employee is assigned a target bonus. The target bonus is a percentage of the employee’s annual base salary in effect as of the end of the Plan Year. If the Company or Department achieves certain business performance results and the employee achieves certain individual goals, then the employee will receive the target bonus. Company or Department business performance results will be measured based on either the Company’s Annual Goals, as

1	“Regular full-time” and “regular part-time” employees are defined in the Company’s employee handbook and specifically exclude “seasonal/casual employees” (which are also defined in the Company’s employee handbook).

2	Employees who do not work a full Plan Year because they were out of work on an approved leave of absence for part of the plan year will be paid any bonus on a pro rata basis by calculating the bonus based on the actual amount of eligible base income earned during the Plan Year. If the Employee is paid for part of the leave through PTO or other eligible accrued form of income (not including STD or worker’s compensation payments), this income will be included in the base salary calculation.

approved by the Compensation Committee, for the C.E.O., C.F.O, President of the Company’s patent holding subsidiaries and other Sr. Officers or based on Departmental Goals, as approved by the Department Head and the C.E.O, for all other levels of employees. If the actual results of the Company or Department business performance for the year exceed or fall short of the targets, then the target bonus will be adjusted up or down, depending upon the level of business and individual achievement. The specific adjustments and an example of how the bonus is calculated are described below.
The business performance goals will be determined by the Compensation Committee for the C.E.O., C.F.O, President of the Company’s patent holding subsidiaries and other Sr. Officer levels, and the business performance goals for each Department will be determined by the Department Head and C.E.O and will be communicated to the employees, normally in the first quarter of each Plan Year. The assessment of individual performance goals will be accomplished through the employee’s annual performance rating. The business and individual performance goals are intended to be reasonable “stretch” goals.
The impact of actual business/departmental or individual performance during the Plan Year on the bonus paid varies between positions, with the bonus for the Company officers and senior level management employees being more dependent upon overall Company/Department performance, while the bonuses for lower level management and non-management employees being more dependent upon individual performance. The relative weighting of the business/departmental and individual performance goals in the calculation of the total bonus payout is based on the employee’s position within the Company and their ability to directly impact and be held accountable for the Company’s/Department’s overall performance.
The Annual Target Bonus for each band, and the associated weighting factors, are as follows:

		Percentage of
Band		Bonus	Percentage of
(In the event a Participant changes		Related to	Annual
bands during the Plan Year, the		Business	Target Bonus
Annual Target Bonus will be	Annual Target	Performance	Related to
calculated based on the Participant's	Bonus	(either Company	Individual
actual band at year-end)	(% of base salary)	or Departmental)	Performance
C.E.O.	75%	75%	25%
C.F.O. / President of patent holding subsidiaries	50%	75%	25%
Other Sr. Officer	40%	75%	25%
Functional VP	35%	75%	25%
Senior Director	25%	60%	40%
Director / Functional Equivalent	20%	60%	40%
Senior Manager / Functional Equivalent	15%	40%	60%
Manager / Functional Equivalent	10%	40%	60%
Non-Management	4%/6%/8%
	(based on grade level)	25%	75%
In each Plan Year, the portion of the Annual Target Bonus related to business performance may be allocated among a number of business goals.
How Do Actual Business and Individual Performance Affect the Bonus to be Paid?
As described above, the bonus consists of two components: the bonus attributable to business /departmental performance and the bonus attributable to individual performance. The impact of actual results as compared to business/departmental and individual goals on any bonus to be paid is described below.
Business Goals . The calculation of the bonus payout for the business performance will be based upon either the Company’s actual business results measured against the goals set by the Compensation Committee (for the C.E.O., C.F.O, President of the Company’s patent holding subsidiaries and other Sr. Officers) or the Department’s actual business results measured against the goals set by the Department (for all other bands). If the Company or Department achieves a specified goal, then 100% of the bonus related to that business goal will be awarded. If actual results deviate from established business goals, then the bonus payout amounts will be determined as follows.
Results above the goal : If the Company/Department performance exceeds the established business goals by a certain percentage (e.g., actual Company earnings exceed an established goal by ten percent), then the payout of that portion of the annual target bonus related to that business goal will be increased by that percentage amount above the goal, up to a maximum of a 100% increase over the bonus associated with that goal. Thus, if actual Company/Department performance on a particular goal exceeds the goal by 10%, then the target bonus associated with that goal will be increased by 10% (see below):

Percentage
Results	Payout
101%	101%
ò	ò
200%	200%
Results below the goal : If the actual business performance falls short of an established goal by a certain percentage (e.g., actual Company earnings are 10% less than the earnings goal), then the bonus associated with that business goal will be decreased by that percentage of the shortfall, with no bonus being payable for a goal if the goal is missed by more than 20%. The scale for results below the target is below:

Percentage
Results	Payout
100%	100%
90%	90%
80%	80%
79%	0%
The Compensation Committee, in its sole discretion, may determine that a business goal has been substantially met or has been met to a degree warranting a higher payout than would otherwise be calculable under this Plan. For example, the Compensation Committee may determine that one-time charges should be disregarded in determining the payout under an earnings performance goal.
Individual Performance . The evaluation of the individual performance is the responsibility of the employee’s supervisor using the Company’s performance evaluation system. The payout of the bonus related to individual performance will be based on the employee’s individual appraisal rating given pursuant to the performance evaluation, as follows:

			Percentage
			Payout of
			Bonus Related
			to
			Individual
Appraisal Rating			Performance
4.85 — 5.0	(Outstanding)		150%
4.70 — 4.84	( ”	)	145%
4.55 — 4.69	(Exceeds Job Requirements)		140%
4.40 — 4.54	( ”	)	135%
4.25 — 4.39	( ”	)	130%
4.10 — 4.24	( ”	)	125%
3.95 — 4.09	( ”	)	120%
3.80 — 3.94	( ”	)	115%
3.65 — 3.79	(Meets Job Requirements)		110%
3.50 — 3.64	( ”	)	105%
3.35 — 3.49	( ”	)	100%
3.20 — 3.34	( ”	)	95%
3.05 — 3.19	( ”	)	90%
2.90 — 3.04	( ”	)	85%
2.75 — 2.89	( ”	)	80%
2.74 ò	(Needs Improvement/Unsatisfactory)		0%
When Will the Bonus Be Paid?
Bonuses will normally be paid under the Plan between February 15 and March 31 of the year following each Plan Year.

An Example of How the Bonus Is Calculated
     Assume an entry-level management employee is earning a base salary of $50,000 and is employed for the full Plan Year. The employee has an annual target bonus of 10% of base salary ($5,000). The Department previously established two business targets of equal weight for the Plan Year. The actual results for the first goal were 4% below the goal; the actual results for the second goal were 2% above the goal. The employee achieves an individual performance appraisal of “3.3”. The employee’s bonus would be calculated as follows:

	A
	Percentage of
	Bonus Relating	B
	to	Result as a	C
	Performance	Percentage	Percentage	A x C
Performance Factor	Factor	of Goal	Payout	Weighted Result
Goal One			96%	19.00%
	20%	96%	(1 to 1 ratio)	(96% x 20%)
Goal Two			102%	20.40%
	20%	102%	(1 to 1 ratio)	(102% x 20%)
Individual Performance				57%
	60%	95%	95%	(60% x 95%)
Total	100%	N/A	N/A	96.40%
Bonus Calculation	Base Salary x Weighted Result x Annual Target Bonus = Bonus to be paid $50,000 x 96.40% x 10% = $4,820
Who Will Receive Bonus Payments in Common Stock?
For the C.E.O., C.F.O, President of the Company’s patent holding subsidiaries, other Sr. Officer and Functional Vice President bands or technical equivalent positions (i.e., “Fellow”), the Compensation Committee may, in its discretion, pay up to 30% of the bonus in restricted common stock pursuant to the 2009 Stock Incentive Plan, as amended. If restricted common stock is to be paid in lieu of cash, the number of shares to be granted will be calculated as follows:

Number of Shares =	Up to 30% of Bonus Closing Common Stock Price on the Date Prior to the Grant as Reported in the Wall Street Journal
The Company will reimburse the employee, on a grossed-up basis, for any tax liability (including, in the event of a Change of Control, any excise tax liability under Section 4999 of the Internal Revenue Code, as amended, or any successor provision that may apply to such restricted stock payment) associated with the grant of restricted stock. Tax liability will be calculated using maximum tax rates. The stock will be registered but will be subject to a two-year holding period. The Company will not impose any other material restrictions (other than those set out in the 2009 Stock Incentive Plan or required by law) or forfeiture provisions, including no forfeiture provisions applicable to termination of employment except in the case of termination during the two-year holding period for intentional wrongdoing.
Miscellaneous
The establishment of this Plan, any provisions of this Plan, and/or any action of the Compensation Committee or any Company officer with respect to this Plan, does not confer upon any employee the right to continued employment with the Company. The Company reserves the right to dismiss any employee at will (at any time, with or without prior notice, with or without cause), or otherwise deal with an employee to the same extent as though the Plan had not been adopted.
The Company may, at its discretion, provide for any federal, state or local income tax withholding requirements and Social Security or other tax requirements applicable to the accrual of payment of benefits under the Plan, and all such determinations shall be final and conclusive.
Payment of bonuses awarded under this Plan shall be made no later than March 15 of the year following the Plan Year in which the services relating to such bonus award were rendered. The resolution of any questions with respect to payments and entitlements pursuant to the provisions of this Plan shall be determined by the Compensation Committee, in its sole discretion, and all such determinations shall be final and conclusive.
This Plan may be terminated or revoked by the Compensation Committee, at its sole discretion, at any time and amended by the Compensation Committee, at its sole discretion, from time to time without the approval of any employee, provided that such action does not reduce the amount of any Bonus payment below an amount equal to the amount that would have been payable to the eligible employee with respect to the Plan Year in which the termination, revocation or amendment of the Plan occurs under the terms of the Plan as in effect immediately prior to such termination, revocation or amendment, applied on a pro rata basis. The Compensation Committee may delegate the authority to amend this Plan to one or more officers of the Company, provided, however, that any amendment of this Plan that is a “material amendment” (as determined pursuant to NASDAQ Stock Market Rule 5635(c) and the interpretive material thereunder) must be approved by the Compensation Committee or by a majority of the Company’s independent directors, as defined for purposes of such rule.
September 2009